Exhibit 99.2

LUMOS PHARMA, INC.

Financial Statements

December 31, 2019 and 2018

(With Report of Independent Registered Public Accounting Firm)

LUMOS PHARMA, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Lumos Pharma, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Lumos Pharma, Inc. (the Company) as of December 31, 2019 and 2018,and the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

Austin, Texas
April 10, 2020

LUMOS PHARMA, INC.
Balance Sheets
December 31, 2019 and 2018
(In thousands, except share and per share amounts)

Assets	2019	2018
Current assets:
Cash and cash equivalents	$4,952	$14,022
Prepaid and other current assets	117	202
Total current assets	5,069	14,224
Non-current assets:
Right-of-use asset	373	—
Property and equipment, net of accumulated depreciation and amortization of $154 and $124, respectively	84	112
Total non-current assets	457	112
Total assets	$5,526	$14,336

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$365	$189
Accrued compensation	345	234
Other accrued liabilities	364	337
Current portion of lease liability	189	—
Total current liabilities	1,263	760
Long term liabilities:
Operating lease liability	191	—
Total long-term liabilities	191	—
Total liabilities	1,454	760
Commitments and contingencies

Redeemable convertible preferred stock:
Series B redeemable convertible preferred stock, par value $0.0001; 9,966,288 stock authorized, issued and outstanding as of December 31, 2019 and 2018; stated at accreted redemption value	41,631	39,592

Series A redeemable convertible preferred stock, par value $0.0001; 11,204,513 stock authorized, issued and outstanding as of December 31, 2019 and 2018; stated at accreted redemption value	21,904	20,903

Stockholders’ deficit:
Common stock, $0.0001 par value; 36,000,000 shares authorized as of December 31, 2019 and 2018; and 9,003,433 and 10,283,437 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1	1

Treasury stock, at cost, 1,350,000 shares held as of December 31, 2019, none held at December 31, 2018	—	—
Additional paid-in capital	213	12
Accumulated deficit	(59,677)	(46,932)
Total stockholders’ deficit	(59,463)	(46,919)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$5,526	$14,336

See accompanying notes to financial statements.

LUMOS PHARMA, INC.
Statements of Operations
Years ended December 31, 2019 and 2018
(In thousands)

	2019	2018
Operating expenses:
Research and development	$5,669	$5,253
In-process research and development	—	3,500
General and administrative, including stock-based compensation of $179 and $199, respectively	4,147	2,533
Total operating expenses	9,816	11,286
Loss from operations	(9,816)	(11,286)
Other income, net:
Interest and other income, net	111	124
Net loss	$(9,705)	$(11,162)

See accompanying notes to financial statements.

LUMOS PHARMA, INC.
Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years ended December 31, 2019 and 2018
(In thousands, except share amounts)

	Series B redeemable convertible preferred stock		Series A redeemable convertible preferred stock		Common stock		Treasury stock, at cost		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balance, December 31, 2017	9,966,288	$37,553	11,204,513	$19,901	10,083,437	$1	—	$—	$(221)	$(32,729)	$(32,949)
Exercise of common stock options	—	—	—	—	200,000	—	—	—	34	—	34
Net loss	—	—	—	—	—	—	—	—	—	(11,162)	(11,162)
Stock-based compensation	—	—	—	—	—	—	—	—	199	—	199
Accretion of preferred stock to current redemption value	—	2,039	—	1,002	—	—	—	—	—	(3,041)	(3,041)
Balance, December 31, 2018	9,966,288	39,592	11,204,513	20,903	10,283,437	1	—	—	12	(46,932)	(46,919)
Exercise of common stock options	—	—	—	—	69,996	—	—	—	22	—	22
Treasury stock purchase, at cost	—	—	—	—	(1,350,000)	—	1,350,000	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(9,705)	(9,705)
Stock-based compensation	—	—	—	—	—	—	—	—	179	—	179
Accretion of preferred stock to current redemption value	—	2,039	—	1,001	—	—	—	—	—	(3,040)	(3,040)
Balance, December 31, 2019	9,966,288	$41,631	11,204,513	$21,904	9,003,433	$1	1,350,000	$—	$213	$(59,677)	$(59,463)

See accompanying notes to financial statements.

LUMOS PHARMA, INC.
Statements of Cash Flows
Years ended December 31, 2019 and 2018
(In thousands)

	2019	2018
Cash flows from operating activities:
Net loss	$(9,705)	$(11,162)
Adjustments to reconcile net loss to net cash used in operating activities:
In-process research and development	—	3,500
Depreciation and amortization	30	33
Amortization of right-of-use asset and change in operating lease liability	7	—
Stock-based compensation	179	199
Changes in operating assets and liabilities:
Other current assets	85	(40)
Accounts payable	176	(74)
Accrued liabilities	138	354
Net cash used in operating activities	(9,090)	(7,190)
Cash flows from investing activities:
Acquisition of in-process research and development	—	(3,500)
Purchases of property and equipment	(2)	(1)
Net cash used in investing activities	(2)	(3,501)
Cash flows from financing activities:
Proceeds from exercise of common stock options	22	34
Net cash provided by financing activities	22	34
Net decrease in cash and cash equivalents	(9,070)	(10,657)

Cash and cash equivalents at beginning of period	14,022	24,679
Cash and cash equivalents at end of period	$4,952	$14,022

See accompanying notes to financial statements.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(1)	The Company

Lumos Pharma, Inc. (“Lumos” or the “Company”) is a clinical-stage biopharmaceutical company focused on the identification, acquisition and in-license, development, and commercialization of novel products for the treatment of rare diseases.  Lumos’ mission is to develop new therapies for people with rare diseases, prioritizing its focus where the medical need is high, and the pathophysiology is clear. The Company’s principal offices are located in Austin, Texas.

Since inception, the Company has devoted substantially all of its efforts and resources to identifying and developing its product candidates, recruiting personnel, and raising capital. The Company has never generated revenue and has not yet commenced commercial operations.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements of Lumos have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such management estimates include those related to accruals of research and development related expenses, fair value of common stock and stock‑based compensation, and valuation of deferred tax assets. Actual results could differ significantly from those estimates.

(c)	Risks and Uncertainties

The product candidates being developed by the Company require approvals from the U.S. Food and Drug Administration (the “FDA”) and/or foreign regulatory agencies prior to commercial sales. There can be no assurance that the Company’s product candidates will receive the necessary approvals. If the Company is denied regulatory approval of its product candidates, or if approval is delayed, it may have a material adverse impact on the Company’s business, results of operations, and its financial position.

The Company is subject to a number of risks similar to other life science companies, including, but not limited to, risks related to the successful discovery and development of drug candidates, raising additional capital, development of competing drugs and therapies, protection of proprietary technology and market acceptance of the Company’s products. As a result of these and other factors and the related uncertainties, there can be no assurance of the Company’s future success.

(d)	Concentrations of Credit Risk

The Company’s cash and cash equivalents are held by a financial institution in the United States that potentially subjects the Company to a concentration of credit risk. The Company’s cash deposits generally exceed federally insured limits. Management believes that the financial institution is financially sound and, accordingly, does not believe the Company is subject to substantial credit risk. The Company has not experienced any significant credit losses to date.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(e)	Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of amounts held in checking, savings, and money market accounts, are stated at fair value. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(f)	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight‑line method over the estimated useful lives of the assets which range from 3 to 8 years. Repairs and maintenance that do not extend the life or improve an asset are expensed as incurred. Upon retirement or sale, the cost of disposed assets and their related accumulated depreciation are removed from the balance sheet. Any gain or loss is credited or charged to operations.

(g)	Impairment of Long-Lived Assets

The Company evaluates its long‑lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If long‑lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds their fair value and is recorded in the period the determination is made. There was no impairment of long-lived assets in the years ended December 31, 2019 and 2018.

(h)	Research and Development (“R&D”) Expenses

R&D expenses are expensed as incurred. Amounts incurred in connection with license agreements are also included in R&D expenses. Advance payments for goods or services to be rendered in the future for use in R&D activities are deferred and recorded as a prepaid asset. The deferred amounts are expensed as the related goods are delivered or the services are performed.

The Company records the expenses associated with research preclinical studies, clinical trials, and manufacturing development, as incurred. These expenses are a significant component of the Company’s R&D expenses, as a substantial portion of the Company’s ongoing R&D activities are conducted by third‑party service providers.

(i)	Asset Acquisition

The Company adopted ASU 2017-01, Business Combinations: Clarifying the Definition of a Business (“ASU 2017-01”) in 2018 which resulted in the asset purchase agreement described in Note 10(b)(iii) being accounted for as an asset purchase. The acquisition expense for the purchase of the in-process research and development were expensed to R&D expenses in 2018.  The Company has no reasonable expectation that there is an alternative future use of the asset purchased at this time and therefore, the purchase of the in-process R&D was immediately charged to expense.

(j)	Series A and B Redeemable Convertible Preferred Stock

The Company accounts for its preferred stock subject to possible conversion in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”). Stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible stock (including stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, stock is classified as stockholders’ equity. The Company’s preferred stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

Accordingly, at December 31, 2019 and 2018, the preferred stock subject to contingent redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The carrying amount is at the issuance date fair value in accordance with ASR 268, Presentation in Financial Statements of Redeemable Preferred Stocks (“ASR 268”) and adjusted to its maximum redemption amount due to its redemption features in accordance with ASC 480-10-S99-3A. The conversion feature of the Series A and Series B Redeemable Convertible preferred stock may be subject to certain antidilution provisions, which, if exercised, would require the Company to seek stockholder approval to increase the number of common shares authorized.  For more information related to the redemption and conversion features of preferred stock, see Note 6.

(k)	Stock‑Based Compensation

The fair value of each option grant is estimated at the date of grant using the Black Scholes pricing model. Volatility is based on average historical volatilities for public companies in similar industries over the expected term of the option. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company utilized the probability weighted expected return method to estimate the fair value of each class of common and preferred stock. The valuation methodology included estimates and assumptions that require the Company’s judgment. Significant inputs used to determine estimated fair value of the stocks include the equity value of the Company and expected timing of a liquidity event or other outcomes. Changes in these subjective unobservable inputs would result in an impact to the fair value measurement of the Company’s shares and stock option fair value. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service period. The Company recognizes the compensation expense either immediately or up to 4 years (the vesting periods) on a straight‑line basis over the vesting period, and recognizes forfeitures as they occur.

(l)	Income Taxes

The Company accounts for deferred income taxes using the asset and liability method. Under this method, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. Temporary differences are then measured using the enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Determining the appropriate amount of valuation allowance requires management to exercise judgment about future operations.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on the technical merits, as the largest amount of benefits that is more likely than not to be realized upon the ultimate settlement. The Company’s policy is to recognize interest and penalties related to the unrecognized tax benefits as a component of income tax expense. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(3)	New Accounting Pronouncements

(a)	Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-02 (Topic 842), Leases, which requires lessees to recognize right-of-use assets and liabilities on the balance sheet and disclose key information about leasing arrangements.  The Company adopted the standard on January 1, 2019 using the modified retrospective method applying the new standard to all leases existing on the date of initial application.  The Company has elected that the date of the initial application, January 1, 2019, will be the effective date. Consequently, financial information is not updated, and disclosures required under the new standard are not provided for dates and periods prior to January 1, 2019.

The Company elected the “package of practical expedients”, which permits the Company not to reassess its prior conclusions about lease identification, lease classification and initial direct costs under the new standard. The Company did not elect to apply the use-of-hindsight or the practical expedient pertaining to land easements; as the latter is not applicable to the Company.

Upon adoption of the standard, the Company recorded a lease liability and right-of-use asset of $555,000 associated with their lease.  There was no material impact to the statement of operations.  Refer to Note 5 for additional discussion regarding the lease liability and right-of-use asset as of December 31, 2019.

(b)	Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with partial early adoption permitted for eliminated disclosures. The method of adoption varies by the disclosure. The Company is currently evaluating the impact that adopting this guidance will have on the financial statements and related disclosures.

(c)	Codification Improvements

In July 2018, the FASB issued ASU 2018-09, Codification Improvements (“ASU 2018-09”), which made minor amendments to the codification in order to correct errors, eliminate inconsistencies and provide clarifications in current guidance. ASU 2018-09 amends Subtopics 470-50, Debt Modifications and Extinguishments, and 718-40, Compensation-Stock Compensation-Income Taxes, among other Topics amended within the update. Several of the Topics within the ASU were effective immediately upon issuance of ASU 2018-09, however, some amendments require transition guidance which is effective for nonpublic business entities for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact that adopting this guidance will have on the financial statements and related disclosures.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(d)	Definition of a Business

In January 2017, the FASB issued ASU 2017-01, which amends the current definition of a business.  Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and substantive process that together significantly contributes to the ability to create outputs.  ASU 2017-01 further states that when substantially all of the fair value of gross assets acquitted is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business.  The new guidance also narrows the definition of the term “outputs” to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers. The change to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. The Company adopted ASU 2017-01 in 2018 which resulted in the asset purchase agreement described in 10(b)(iii) being accounted for as an asset purchase.

(4)	Liquidity and Capital Resources

Since inception and as of December 31, 2019, the Company has incurred operating losses, has negative cash flows from operations and has not generated revenue. The Company expects to incur significant expenses, increased operating losses, and negative cash flows for the foreseeable future. The Company expects its expenses to increase in connection with conducting additional nonclinical studies, initiating clinical trials of its product candidates, seeking regulatory approval and marketing authorizations for its product candidates, and commercializing these product candidates, if approved. The Company may never achieve profitability and, as such, will need to raise additional capital. Accordingly, it will seek to fund its operations through public or private equity or debt financings, collaborations, grants, or other sources none of which can be assured, if and when necessary. The Company recorded net losses of $9.7 million and $11.2 million for the years ended December 31, 2019 and 2018, respectively. The Company had an accumulated deficit of $59.7 million and net working capital of $4.0 million as of December 31, 2019. The Company has funded its operations primarily through the sale and issuance of redeemable convertible preferred and common stock. As of December 31, 2019, the Company had cash and cash equivalents consisting of $5.0 million. After the completion of the Merger (as defined in Note 13) on March 18, 2020, the combined company will have cash reserves which will be sufficient to meet liquidity and capital requirements.

(5)	Leases

The Company has a lease agreement for office space in Austin, Texas, which commenced in November 2014, and has been extended through November 30, 2021. There are no renewal provisions or variable lease payments for this lease.

The Company records the lease liability based on the present value of lease payments over the lease term using an incremental borrowing rate to discount its lease liability, as the rate implicit in the lease is not readily determinable.  The right-of-use asset is recognized on a straight-line basis over the remaining lease term. To compute the present value of the lease liability, the Company used a discount rate of 5%. The remaining lease term as of December 31, 2019 is 1.92 years.

The Company does not separate lease components from non-lease components. The Company’s lease agreement does not contain any residual value guarantees or restrictive covenants.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

Future minimum lease payments under the non-cancelable operating lease as of December 31, 2019 (in  thousands) are as follows:

For the year ended December 31:
2020	$204
2021	195
Thereafter	—
Total future minimum lease payments	399
Less: Imputed interest	(19)
Total	$380

The undiscounted non-cancelable future minimum lease payments for the operating lease under the prior lease standard at December 31, 2018 (in thousands) are as follows:

For the year ended December 31:
2019	$196
2020	204
2021	195
Thereafter	—
Total	$595

For the years ended December 31, 2019 and 2018, the Company incurred $201,000 and $192,000, respectively in operating lease expense under its noncancelable operating lease, which has been included in general and administrative in the statement of operations. In 2019, cash paid for operating leases was $196,000.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(6)	Property and Equipment, Net

Property and equipment, net consist of the following (in thousands):

	December 31
	2019	2018
Furniture and equipment	$119	$119
Leasehold improvements	64	64
Computer equipment	51	49
Software	4	4
Property and equipment, gross	238	236
Less accumulated depreciation and amortization	(154)	(124)
Property and equipment, net	$84	$112

Depreciation and amortization expense was $30,047 and $33,076 for the years ended December 31, 2019 and 2018, respectively. All of the Company’s long‑lived assets are located in the United States.

(7)	Series A and Series B Redeemable Convertible Preferred Stock

In January 2014, the Company raised $6.5 million through the issuance of 4,353,928 shares of Series A Preferred Stock at $1.49 per share through the “Initial Closing” of the Series A round. A “Second Closing” in May 2014 raised an additional $1.0 million through the issuance of 669,835 shares of Series A Preferred Stock at $1.49 per share.

In 2015, the Company raised an additional $3 million with a “Third Closing,” which was funded in three tranches through the issuance of a total of 1,826,823 shares of Series A Preferred Stock at $1.64 per share.

In December 2015, the Company received another $3.25 million of funding due to the trigger of milestone closing provisions of the Initial Closing agreement (“Milestone Closing”) and issued 2,176,963 shares of Series A Preferred Stock at $1.49 per share.

A second tranche of the Milestone Closing occurred in February 2016, and the Company issued 2,176,964 shares of Series A Preferred Stock at the issue price of $1.49 per share and received gross proceeds of $3.25 million.

In April 2016, the Company issued 9,966,288 shares of Series B Preferred Stock, at an issuance price of $3.41 per share and received gross proceeds of $34.0 million.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

Series A Preferred Stock and Series B Preferred Stock consist of the following (in thousands, except share amounts):

	December 31
	2019	2018
Series B:
Shares authorized	9,966,288	9,966,288
Shares outstanding	9,966,288	9,966,288
Liquidation preference	$41,631	$39,592

Series A:
Shares authorized	11,204,513	11,204,513
Shares outstanding	11,204,513	11,204,513
Liquidation preference	$21,904	$20,903

Significant provisions of the Series A Preferred Stock and Series B Preferred Stock are as follows:

(a)	Dividends

From the date of issuance of shares of Series A Preferred Stock, dividends shall accrue equal to 6% of the Original Issue Price. The Original Issue Price for the Series A Initial Closing, Second Closing, Third Closing, and Milestone Closing is $1.49 per share (the “Series A Original Issue Price”).

The Company shall not pay any dividends on stock of any other class or series of stock in any calendar year unless the holders of shares of Series B Preferred Stock then outstanding shall first receive a dividend on each share of outstanding stock of Series B equal to 6% of the Original Issue Price. The Original Issue Price for the Series B is $3.41 per share (the “Series B Original Issue Price”).

The Company has no obligation to pay such dividends except when, as and if declared by the board of directors (the “Board”). If after the dividends in the full preferential amount described above have been paid in any calendar year, the Board shall declare additional dividends, then such additional dividends shall be declared pro rata on the shares of common and preferred stock on a pari passu basis according to the number of shares of common stock held by such holders. For this purpose, each holder of shares of preferred stock is to be treated as holding the greatest whole number of shares of common stock then issuable upon conversion of all shares of preferred stock held by such holder. Since inception, the Company has not declared or paid any dividends.

(b)	Voting

Each holder of outstanding shares of preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class along with the common stock. The holders of the shares of preferred stock have the right to vote on all significant matters as to which holders of shares of common stock have the right to vote.

For as long as at least 15% of the authorized shares of preferred stock remain outstanding, the Company must obtain the affirmative vote or written consent by at least a majority of the then outstanding shares of Series A and Series B Preferred Stock, along with Board consent to consummate significant transactions, including, but not limited to, the authorization and issuance of additional stock or stock classes, changing the legal form of the Company, and the approval of a deemed liquidation event.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(c)	Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Company before any payment shall be made to the holders of shares of Series A Preferred Stock or common stock. The holders of the shares of Series B Preferred Stock shall receive the greater of i) the Series B  Original Issue Price per share plus all unpaid accruing dividends, declared or not, on such shares of preferred stock or ii) the amount per share that would have been payable had all preferred stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up. After the payments to the holders of Series B Preferred Stock, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Company before any payment shall be made to the holders of shares of common stock. The holders of the shares of Series A Preferred Stock shall receive the greater of i) the Series A Original Issue Price per share plus all unpaid accruing dividends, declared or not, on such shares of preferred stock or ii) the amount per share that would have been payable had all preferred stock been converted into common stock immediately prior to such liquidation, dissolution, or winding up. Liquidation payments to preferred stockholders are payable in preference and priority to any payments made to the holders of the then outstanding shares of common stock and any equity securities ranking junior to the preferred stock. After the payments to the holders of Series B Preferred Stock and Series A Preferred Stock, the remaining assets of the Company available for distribution shall be distributed among the holders of shares of Series B Preferred Stock, Series A Preferred Stock and the common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock immediately prior to such liquidation, dissolution or winding up of the Company; provided, however, that each holder of Series A Preferred Stock and Series B Preferred Stock shall not receive aggregate distributions greater than three times the application Original Issue Price.

(d)	Redemption

Upon the request from the holders of a majority of the outstanding shares of preferred stock, including the holders of at least 32.3% of the outstanding shares of Series B Preferred Stock, the Series A and B Preferred Stock would be redeemed by the Company at a price per share equal to the Series A and Series B Preferred Stock Original Issue Price plus all unpaid accruing dividends, declared or not, in three equal annual installments commencing not more than 60 days after the sixth anniversary of issuance of the shares of Series B Preferred Stock in April 2016. Holders may elect a redemption request at any time after April 4, 2023 or upon a deemed liquidation event. The Company has classified the Series A and B Preferred Stock as temporary equity outside of the Stockholders’ Deficit based on the premise that these instruments provide the holder with the option to redeem at a determinable price, and have reflected the value to accreted redemption value at the end of the reporting period.

(e)	Conversion

Each share of Series A and Series B Preferred Stock is convertible at the option of the holder, at any time into that number of fully paid and nonassessable shares of common stock determined by dividing the Original Issue Price of the convertible preferred stock by the conversion price in effect on the date of conversion.

Conversion is automatic immediately upon i) the Company’s sale of common stock in a firm commitment underwritten public offering of at least two times the Series B Original Issue Price (subject to adjustments for stock dividends, splits, combinations, and similar events) provided that the proceeds total at least $40,000,000, or ii) the election of the holders of a majority of the then outstanding shares of preferred stock.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(8)	Common Stock

The following is a summary of the Company’s common stock shares at December 31:

	December 31
	2019	2018
Common stock:
Shares authorized	36,000,000	36,000,000
Shares outstanding	9,003,433	10,283,437
Treasury stock shares	1,350,000	0

The holders of common stock are entitled to receive distributions out of any assets legally available, subject to the prior rights and preferences of holders of all classes of shares outstanding.

On September 27, 2019, the Company repurchased 1,350,000 shares of common stock from two stockholders for an aggregate amount of $20. The repurchase was in conjunction with the anticipated Merger described in Note 13. If the Merger was not consummated, the repurchased shares would have been returned to the stockholders from which the shares were purchased without additional consideration.

(9)	Stock‑Based Compensation

In 2012, the Company adopted the Lumos Pharma, Inc. 2012 Equity Incentive Plan (“2012 Plan”), and in 2016 the Company adopted a 2016 Stock Plan (“2016 Plan” and together with the 2012 Plan, the “Plans”). The Plans provide incentives to employees, consultants, and nonemployee directors of the Company by providing issuance of incentive stock options, nonstatutory stock options, stock appreciation rights, stock warrants, and restricted stock and incentive awards of common stock or any other class of equity authorized by the Company and designated by the board of directors as incentive equity.

In conjunction with the Series B financing, the maximum number of shares of common stock that can be issued were increased by 2,359,490, to a total of 3,711,490. The number of shares of common stock reserved is 920,907 and 2,790,583 for the 2012 Plan and the 2016 Plan, respectively.

Common stock has been reserved for issuance under such plans as of December 31, 2019, of which 1,779,234 shares are available for future grants. The Company’s stock options issued to date have variable vesting schedules, with a typical four years vesting schedule in which 25% of the stock vest on the one-year anniversary and the remaining shares vest over equal monthly installments thereafter. All awards expire ten years from the date of grant.

The weighted-average assumptions for 2019 and 2018 grants are provided in the following table.

	2019	2018
Valuation assumptions
Expected dividend yield	0%	0%
Expected volatility	90%	90%
Expected term (years)	6.02	5.92
Risk-free interest rate	1.8%	2.8%

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

The following tables summarize stock option activity under the 2012 Plan and the 2016 Plan, which, to date, has consisted solely of stock options to employees:

	Number of Shares	Weighted average exercise price per share	Weighted average remaining contractual term (in years)	Aggregate instrinsic value
Outstanding at December 31, 2017	2,158,863	$0.46	7.85	-
Granted	473,252	0.32		-
Exercised	(200,000)	(0.17)		-
Forfeited	(245,646)	(0.18)		-
Outstanding at December 31, 2018	2,186,469	$0.49	7.67	-
Options exercisable at December 31, 2018	1,377,963	$0.49	7.22	-

Outstanding at December 31, 2018	2,186,469	$0.49	7.67	-
Granted	200,000	0.24		-
Exercised	(69,996)	(0.32)		-
Forfeited	(737,650)	(0.61)		-
Outstanding at December 31, 2019	1,578,823	$0.41	6.96	-
Options exercisable at December 31, 2019	1,184,013	$0.43	6.41	-

A summary of the status of the Company’s nonvested shares as of December 31, 2019 and 2018, and changes during the years ended December 31, 2019 and 2018 is presented below:

Nonvested shares	Shares	Weighted average grant- date fair value
Balance at December 31, 2017	821,756	$0.61
Granted	473,252	0.32
Vested	(486,502)	(0.54)
Balance at December 31, 2018	808,506	$0.48
Granted	200,000	0.24
Vested	(457,317)	(0.48)
Forfeited	(156,379)	(0.55)
Balance at December 31, 2019	394,810	$0.33

Total stock‑based compensation recognized from the Plans in the years ended December 31, 2019 and 2018, was $178,767 and $198,676, respectively, which is recorded as general and administrative expense in the statements of operations.

As of December 31, 2019, the total unrecognized compensation expense related to unvested employee awards was $178,119 which the Company expects to recognize over an estimated weighted average period of 2.65 years.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(10)	Income Taxes

The differences between the actual income tax benefit and the amount computed by applying the statutory federal tax rate of 21% to the loss before taxes are as follows (amounts in thousands):

	Year ended December 31,
	2019		2018
	Amount	Tax Rate	Amount	Tax Rate
Income tax benefit using statutory rate	$(2,036)	21%	$(2,345)	21%
Permanent differences	263	(3%)	(5)	-
Return to provision adjustments	(4)	-	-	-
Change in tax rate	-	-	-	-
Change in valuation allowance	1,777	(18%)	2,350	(21%)
Income tax expense (benefit)	$-	0	$-	0

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2019	2018
Deferred Tax Assets:
Tax benefit of NOL carryforwards	$8,768	$7,012
Amortization of licenses	733	802
Other	98	7
Total deferred tax assets	9,599	7,821
Deferred tax liabilities	(8)	(7)
Net deferred tax assets	9,591	7,814
Valuation allowance for net deferred tax assets	(9,591)	(7,814)
Net deferred taxes	$-	$-

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the net deferred tax assets are fully offset by a valuation allowance at December 31, 2019 and 2018.

At December 31, 2019, the Company had federal net operating loss (“NOL”) carryforwards, which are available to offset future federal taxable income. The Company had $41.8 million and $33.4 million of federal net operating tax loss carryforwards as of December 31, 2019 and 2018, respectively. NOL carryforwards generated before January 1, 2018 will fully expire by 2038 unless utilized. NOLs generated in 2018 and later years have unlimited carryforward with an 80% of taxable income limitation.

However, as a result of prior changes in the ownership of the Company’s capital stock, the NOL carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended (“IRC Sec. 382”). To date, the Company has not engaged tax advisors to conduct a study of potential limitations of the NOL carryforwards under IRC Sec. 382, resulting from prior changes in the ownership of the Company’s capital stock. Accordingly, there can be no assurance as to the extent, if any, that the NOL carryforwards will be available to offset future federal taxable income of the Company.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

For the years ended December 31, 2019 and 2018, no amounts have been recognized for uncertain tax positions and no amounts have been assessed or recognized related to interest or penalties related to uncertain tax positions. The Company has determined that it is not reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next twelve months. The Company is currently subject to the general three-year statute of limitation for federal tax. Under this general rule, the earliest period subject to potential audit is 2015. For years in which the company may utilize its net operating losses, the IRS may examine the tax year that generated the losses and propose adjustments up to the amount of losses utilized.

(11)	Research and License Agreements

(a)	Grants and Awards

The Company was the recipient of an award from the Therapeutics for Rare and Neglected Diseases (“TRND”) program of the National Institutes of Health (“NIH”). In cooperation with the Company, TRND has been supporting ongoing nonclinical development of cyclocreatine as a therapeutic for Creatine Transporter Deficiency (“CTD”). The award is a Cooperative Research and Development Agreement (“CRADA”) whereby NIH provides in‑kind contribution with staff and facilities and is in effect through February 10, 2021.

(b)	Development and License Agreements

(i)	2012 Settlement Agreement

The Company and certain executives and Board members were involved in litigation in the Federal District Court in Austin, Texas (the “Court”), with a former licensor, Avicena Group, Inc. (“Avicena”) and its CEO from June 2011 until November 2012. The litigation was resolved by a binding settlement agreement (the “2012 Settlement Agreement”) signed by the parties and an order of dismissal signed by the Court.

The 2012 Settlement Agreement imposes certain restrictions on the Company’s right to develop or market therapies for use in connection with Parkinson’s, Huntington’s, ALS diseases, or skin care ailments, and its right to use creatine or its salts for any therapy, except CTD. The Company does not regard these restrictions as impediments to its ability to develop and market cyclocreatine as a drug therapy for CTD. In the 2012 Settlement Agreement, Avicena has agreed that for 25 years, it will not use, develop, or market cyclocreatine for any purpose.

(ii)	University of Cincinnati License Agreement

In March 2012, the Company entered into a license agreement with the University of Cincinnati (“UC”) (the “UC License Agreement”). Under the terms of the UC License Agreement, UC granted the Company an exclusive worldwide license to develop, manufacture, and commercialize therapeutics related to UC’s licensed products.

Under the UC License Agreement, the Company paid UC an up‑front fee of $50,000, which was recorded as research and development expense in 2014. The annual license fees increasing from $2,000 in first, second, and third anniversaries (2013–2015) to $15,000 in the fourth (2016) and $30,000 in the fifth anniversary (2017- 2018). The Company may be required to make future milestone payments contingent upon attainment of various development and regulatory approval milestones for the licensed product in any country. The milestone payments are payable in various amounts upon the start of different phases of clinical trials, application, and receipt of regulatory approval, with $50,000 upon completion of Phase II clinical study, $50,000 upon completion of Phase III clinical study, and $150,000 upon FDA approval of a new drug application for a licensed product. Additionally, upon commercial sales of the product, the Company will be required to pay to UC a royalty on net sales of the licensed products in any country or region, if such product sales are ever achieved. The running royalty ranges from 2.5%–3.5% of net sales and also contains provisions for sublicense fees.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

This UC License Agreement was terminated on October 25, 2019 which included a mutual release of all claims under the UC License Agreement. No payments were required by Lumos in connection with the termination.

(iii)	Merck License Agreement

In July 2018, the Company entered into an asset purchase agreement (the “APA”) with Ammonett Pharma LLC (“Ammonett”) to acquire assets of Ammonett which comprised primarily of its license with Merck Sharpe & Dohme Corp (“Merck License”) as well as related patents, intellectual property and product inventory.

Under the APA, the Company paid Ammonett and upfront fee of $3,500,000 which was recorded as research and development expense in 2018, as further described in notes 2(i) and 3(d).  The Company may also incur development milestone payments totaling up to $17 million for achievement of specified milestones on the first indication that Lumos pursues and up to $14 million for achievements of specified milestones on the second indication that Lumos pursues, sales milestone payments totaling up to $55 million on worldwide product sales, and royalty payments based on worldwide product sales, as discussed below.

In connection with the APA and assignment of the Merck License, Lumos will be required to pay Merck substantial development milestone payments for achievement of specified milestones relating to each of the first and second indications. Total potential development milestone payments are required of up to $14 million for the first indication that Lumos pursues and up to $8.5 million for the second indication that Lumos pursues. Tiered sales milestone payments totaling up to $80 million are required on worldwide net product sales up to $1 billion, and substantial royalty payments based on product sales are required if product sales are achieved. If product sales are ever achieved, Lumos is required to make royalty payments under both the APA and the Merck License collectively of 10% to 12% of total annual product net sales, subject to standard reductions for generic erosion. The royalty obligations under the Merck License are on a product-by-product and country-by-country basis and will last until the later of expiration of the last licensed patent covering the product in such country and expiration of regulatory exclusivity for such product in such country. The royalty obligations under the APA are on a product-by-product and country-by-country basis for the duration of the royalty obligations under the Merck License and thereafter until the expiration of the last patent assigned to Lumos under the APA covering such product in such country.

The Merck License shall continue in force until the expiration of royalty obligations on a country-by-country and product-by-product basis, or unless terminated by Lumos at will by submitting 180 days’ advance written notice to Merck or by either party for the other party’s uncured material breach or specified bankruptcy events. Upon expiry of the royalty obligations the Merck License converts to a fully paid-up, perpetual non-exclusive license.

(iv)	Vigilan Transfer Agreement

The Company had been conducting a natural history study (“Vigilan”) in conjunction with the NIH and certain hospitals in the United States. Pursuant to a letter of agreement, Vigilan is being transferred to another biopharmaceutical company with an ongoing program to target related patients. Pursuant to the letter of agreement, the Company received $120,000 for reimbursement of Lumos personnel assistance during the transition period, as well as reimbursement of $247,000 of direct costs, which are shown as a reduction in R&D expense. The transition was completed prior to the end of 2019 and no further costs for such study will be incurred by the Company.

LUMOS PHARMA, INC.

Notes to Financial Statements
December 31, 2019 and 2018

(12)	Related‑Party Transactions

Pursuant to the Employment Agreement between the Company and its CEO, if the CEO is terminated by the Company without cause or the CEO resigns with good reason, then the CEO is entitled to lump‑sum payment as more fully set forth in the agreement.

If the Company offers additional shares of equity in transactions for which the primary purpose is to raise capital, the Company’s CEO has a preemptive right to subscribe to his pro rata share of equity securities granted upon the same terms that is offered to others, per his employment agreement, dated January 24, 2014.

(13)	Commitments and Contingencies

The Company indemnifies each of its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at the Company’s request in such capacity, as permitted under Delaware law and in accordance with its certificate of incorporation and bylaws. The term of the indemnification period lasts as long as an officer or a director may be subject to any proceeding arising out of acts or omissions of such officer or director in such capacity. The maximum amount of potential future indemnification is unlimited; however, the Company currently holds director and officer liability insurance. This insurance allows the transfer of risk associated with the Company’s exposure and may enable it to recover a portion of any future amounts paid.

(14)	Merger Agreement

On September 30, 2019, the Company, NewLink Genetics Corporation (“NewLink”), and Cyclone Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewLink (the “Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub would merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of NewLink (the “Merger”). The Merger was approved by a vote of NewLink stockholders in a special meeting held on March 17, 2020 and the Merger was consummated on March 18, 2020.  Subsequent to this date, the former NewLink Genetics Corporation is now named Lumos Pharma, Inc.

Immediately following the Merger, former Company stockholders own approximately 50% of the aggregate number of shares of Lumos Pharma, Inc. common stock issued and outstanding following the consummation of the Merger (the “Post-Closing Stock”), and the stockholders of NewLink as of immediately prior to the Merger own approximately 50% of the aggregate number shares of Post-Closing Stock.

(15)	Subsequent Events

In March 2020, the World Health Organization declared the outbreak of COVID-19, a novel strain of Coronavirus, a global pandemic. This outbreak is causing major disruptions to businesses and markets worldwide as the virus spreads. The extent of the effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, and governmental, regulatory and private sector responses, all of which are uncertain and difficult to predict. Although the Company is unable to estimate the financial effect of the pandemic at this time, if the pandemic continues to evolve into a severe worldwide crisis, it could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows. The financial statements do not reflect any adjustments as a result of the pandemic.

The Company evaluated subsequent events occurring after December 31, 2019 up to April 10, 2020 the date the financial statements were available to be issued.